Exhibit 10.1(c)

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into on December 1, 2003 between Greater Bay Bancorp, a California corporation (the “Company”), and David L. Kalkbrenner (“Kalkbrenner”).

Recitals

A. As of the date of this Agreement, Kalkbrenner is Chief Executive Officer, and a Director of Company, and has had such roles with Company and its predecessors since founding in 1987;

B. Company and Kalkbrenner wish to provide for an orderly transition when Kalkbrenner ceases to be CEO of Company.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Company and Kalkbrenner agree as follows:

1. Term; Effectiveness. Kalkbrenner shall provide consulting services commencing on January 1, 2004 (“Commencement Date”) and continuing two (2) years (“Term”), subject to renewal by mutual agreement or earlier termination as set forth in Section 4 below.

2. Duties and Compensation. Kalkbrenner shall have the duties and compensation set forth on Schedule A attached hereto as well as any other duties mutually agreed by Kalkbrenner and the Company. The Company shall reimburse Kalkbrenner for all reasonable business expenses authorized by the Chairman, the Board or Committee thereof, the CEO of the Company or his duly authorized designee.

3. Relationship of Parties. Kalkbrenner shall provide independent contractor services to the Company commencing on the Commencement Date. Kalkbrenner shall neither be, nor represent himself as being, an agent or employee of the Company. Kalkbrenner shall have no authority to bind the Company or incur any obligations on behalf of the Company. The Company is interested only in the results sought to be obtained from the services to be provided by Kalkbrenner pursuant to this Agreement. The parties further acknowledge and agree that the manner and means of performing the services under this Agreement are subject to the sole control and discretion of Kalkbrenner. Kalkbrenner acknowledges that the Company will not withhold any federal or state income tax and will not pay or withhold the employer or employee share of any FICA, FUTA, SDI or other employment or payroll tax, from or with respect to any payments to be made hereunder, which shall be reported by the Company on Internal Revenue Service Form 1099 and Franchise Tax Board Form 599 for tax purposes. Notwithstanding the foregoing, payments under this Agreement may be made through the Company’s regular payroll, subject to withholding and payment of income and employment taxes, if and to the extent that the Company determines, in its sole discretion, that such withholding and/or payment of taxes is or may be required by law. Additionally, Kalkbrenner acknowledges that the Company will not cover him under any workers’ compensation insurance, retirement plan, or, except as expressly agreed in writing, other benefit plan maintained by the Company for its employees. Kalkbrenner shall be responsible for, and shall maintain, all insurance that is required by applicable law or appropriate for his business, including, without limitation, worker’s compensation and general liability coverage.

4. Termination. Kalkbrenner may terminate this Agreement at any time by giving thirty (30) days written notice of such termination to the Company’s Chief Executive Officer. This Agreement shall terminate automatically on the date of Kalkbrenner’s death. The Company may terminate this Agreement for Cause. For such purposes, “Cause” shall mean any of the following that has a material adverse effect upon the Company: (a) Kalkbrenner’s deliberate violation of (i) any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Company or (ii) of the rules or regulations of the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Company, or (b) Kalkbrenner’s conviction of (i) any felony or (ii) any crime involving moral turpitude or a fraudulent or dishonest act.

5. Proprietary Information or Trade Secrets of Others. Kalkbrenner will not disclose to the Company or use, or induce the Company to use, any proprietary information or trade secrets of others. Kalkbrenner represents and warrants that he has returned all property and confidential information belonging to others.

6. Confidential Information. The Company has developed, compiled and owns, and will develop or acquire, certain proprietary techniques and confidential information which have or will have great value in its business (referred to in this Agreement collectively as “Confidential Information”). Confidential Information includes not only information disclosed to Kalkbrenner by the Company, but also information developed or learned by Kalkbrenner during the course of his service with the Company, such as Innovations (as defined in Section 9 below). Confidential Information is to be broadly defined and includes all information which has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging or the unauthorized disclosure of which could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company.

7. Protection of Confidential Information. Kalkbrenner will, at all times during and for the indefinite future subsequent to his engagement by the Company, hold the Confidential Information in trust, keep the Confidential Information confidential and not disclose the Confidential Information to any third party or make any use, except for the benefit of the Company and in the course of his engagement by the Company, of any of the Confidential Information.

8. Non-Competition During Engagement. Except with the express prior written consent of the Chairman of the Board of the Company, or his duly authorized designee, Kalkbrenner will not, during the period of his engagement by the Company (the “Restriction

Period”), directly or indirectly: (i) engage in any employment or activity, other than for the Company, in any business in which the Company is engaged; (ii) solicit or encourage any other consultant to or any employee of the Company to engage in any such activity or employment; (iii) solicit any customers or potential customers of the Company for products or services similar to those sold or performed by the Company whether or not competitive therewith, or (iv) solicit or permit any business of which he is an owner, partner, shareholder (excluding public companies) member, manager or executive to solicit any employee of the Company or any of its affiliates to leave its employ or join the employ of another, then or at a later time.

9. Disclosure of Innovations. Kalkbrenner will promptly disclose in writing to the Company all discoveries, developments, designs, innovations, improvements, inventions, formulas, processes, techniques, know-how and data (whether or not patentable or registrable under copyright or similar statutes) made, conceived, reduced to practice or learned by Kalkbrenner (either alone or jointly with others) during the period of his engagement by the Company that are related to or useful in the business of the Company or from the use of premises, equipment or other facilities owned, leased or otherwise acquired by the Company (all of the foregoing being referred to in this Agreement as “Innovations”).

10. Assignment of Innovations. All Innovations belong to and shall be the sole property of the Company. With respect to Innovations which are copyrightable, Kalkbrenner shall assign to the Company all such copyrights, and Kalkbrenner hereby assigns to the Company all right, title and interest Kalkbrenner may have or acquire in and to all other Innovations. With respect to Innovations which are copyrightable, Kalkbrenner acknowledges and agrees that such Innovations shall be works made for hire as defined by Section 101 of Title 17 of the United States Code. Kalkbrenner further acknowledges and agrees that all right, title and interest in and to all copyrightable Innovations and the copyrights thereto belong to and shall be the sole property of the Company, as provided by Section 201(b) of Title 17 of the United States Code. Kalkbrenner shall sign and deliver to the Company (either during or subsequent to his service) such other documents as the Company shall consider desirable to evidence the assignment of all rights of Kalkbrenner, if any, in any Innovations to the Company and/or the Company’s ownership of such Innovations. In the event Kalkbrenner is deemed to be protected under Section 2872 of the California Labor Code, any provision in this Agreement requiring Kalkbrenner to assign rights to an Innovation shall not apply to any invention that qualifies under Section 2870 of the California Labor Code, which Section is set forth in the “Written Notification” attached hereto as Schedule B.

11. Power of Attorney. In the event the Company shall be unable to secure Kalkbrenner’s signature on any document necessary to apply for, prosecute, obtain, assign or enforce any copyright, patent, or other rights or protections relating to any Innovation, whether due to mental or physical incapacity or any other cause, Kalkbrenner hereby irrevocably designates and appoints each of the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead, to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, assignment and enforcement of patents, copyrights or other rights or protections with the same force and effect as if executed and delivered by Kalkbrenner.

12. Delivery of Documents and Data Upon Termination of Service. Upon expiration or termination (voluntary or otherwise) of Kalkbrenner’s engagement by the Company, Kalkbrenner shall, promptly and without request, deliver to and inform the Company of all documents and data pertaining to his engagement and the Confidential Information and Innovations, whether prepared by Kalkbrenner or otherwise coming into his possession, and to complete, sign and deliver to the President of the Company, or his duly authorized designee, Schedule B to this Agreement. Kalkbrenner will not retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or Innovations.

13. Avoidance of Conflicts of Interest. During the Term, Kalkbrenner shall not perform duties similar to those referenced in Section 2 of this Agreement for any other person, corporation or other business entity in the banking or other financial services industries without the prior written approval of Company. Kalkbrenner warrants and represents that he will not wrongfully disclose any trade secret or other confidential information of any other person to Company, and that unless otherwise specifically identified in writing at the time of disclosure, all information disclosed by Kalkbrenner to Company may be used or disclosed by Company without restriction.

14. Injunctive Relief. Since Kalkbrenner’s breach of this Agreement may cause the Company irreparable harm for which money is inadequate compensation, Kalkbrenner agrees that the Company will be entitled to injunctive relief to enforce this Agreement, in addition to damages and other available remedies.

15. Amendment and Binding Effect. This Agreement may not be amended except by an instrument in writing signed by both parties. This Agreement shall be binding upon and inure to the benefit of Kalkbrenner and the Company and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns. Accordingly, the Company shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

16. Governing Law and Forum. The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board of Governors and the Office of the Comptroller of the Currency, shall govern the validity, interpretation, construction and effect of this Agreement.

17. Arbitration. The parties agree that any and all disputes, controversies or claims of any kind or nature arising out of or relating to this Agreement or the breach or interpretation thereof, including but not limited to any arising out of or in any way related to Kalkbrenner’s consulting arrangement with the Company or the termination thereof, shall be submitted to binding arbitration under the auspices and rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Santa Clara County, California. In the event that JAMS is unable or unwilling to conduct any such arbitration or has discontinued its business, the parties agree that any and all such disputes, controversies or claims shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association (“AAA”) in Santa Clara County, California. Included within this provision are any claims alleging fraud in the inducement of this Agreement, or relating to the general validity or enforceability of this Agreement, or claims based on a violation of any local, state or federal law, such as claims for discrimination or civil rights violations under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act and the Americans with Disabilities Act. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if applicable). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to commercial rules and procedures used or established by JAMS (or AAA, if applicable). Notwithstanding anything to the contrary in the JAMS (or AAA, if applicable) rules and procedures, the arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Subject to Section 21 below, the parties shall bear their own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA, if applicable) unless required otherwise by applicable law. Any award rendered by the arbitrator shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Palo Alto, California, unless otherwise agreed to by the parties.

18. Entire Understanding. This Agreement expresses the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes the Consulting Agreement dated January 1, 1998, as amended. The parties acknowledge that they have executed an amended and restated Employee Supplemental Compensation Benefits Agreement dated January 1, 2003, and a related split dollar life insurance agreement, which are not superceded by this Agreement.

19. Remedies Cumulative. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative, and no one of them shall be exclusive of the others or of any right or remedy allowed at law or in equity. No waiver or indulgence by the Company of any failure by Kalkbrenner to keep or perform any promise or condition of this Agreement shall be a waiver of any preceding or succeeding breach of the same or any other promise or condition, and no waiver by the Company of any right shall be construed as a waiver of any other right.

20. Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other persons or circumstances shall remain in effect. The parties further agree to replace such void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

21.	Attorney’s Fees. The prevailing party in any dispute arising hereunder or in connection herewith shall be entitled to recover its costs incurred in connection with such dispute, including reasonable attorney’s fees, from the non-prevailing party.

22.	Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the parties hereto, and no inference or interpretation against any party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement.

23.	Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

CAUTION: THIS AGREEMENT AFFECTS YOUR RIGHTS TO INNOVATIONS YOU MAKE DURING YOUR SERVICE, AND RESTRICTS YOUR RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING AND SUBSEQUENT TO YOUR SERVICE.

KALKBRENNER HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS ITS TERMS. KALKBRENNER HAS RECEIVED A COPY OF THE WRITTEN NOTIFICATION CONTAINING SECTION 2870 OF THE CALIFORNIA LABOR CODE.

CONSULTANT:	COMPANY GREATER BAY BANCORP

/s/ David L. Kalkbrenner	By:	/s/ Duncan L. Matteson
DAVID L. KALKBRENNER Address:	Name: Title: Address:	DUNCAN L. MATTESON Chairman 400 Emerson Street, 3rd Floor Palo Alto, CA 94301

SCHEDULE A

LIST OF DUTIES

Duties:

Kalkbrenner shall be available to the CEO and Chairman of the Board of the Company at reasonable times and for reasonable duration. He shall continue as a Director, and, at the discretion of the Board, he shall continue to serve as a member of the Executive Committee, Loan Committee, and Asset Liability Committee. Kalkbrenner shall have the position of a Vice Chairman of the Board. He shall advise the Executive Committee and Chairman of the Board and be available upon request to any Board Member. He shall also (a) represent and promote the goodwill of the Company and its affiliates in the Northern California communities served by them, (b) promote the continued profitability of the Company by making, among other things, periodic promotional calls on customers and prospective customers, (c) maintain communication with management, (d) provide consultation on banking matters as an experienced bank executive, and (e) comply with all written policies of the Company applicable to his activities as a consultant or otherwise.

During the Term of the Agreement, Kalkbrenner shall provide up to the hours per month set forth in the following table:

Months of Term	Hours Per Month	Monthly Compensation (U.S. Dollars)
0 – 12	80	26,000
13 – 24	40	13,000

Compensation:

Kalkbrenner shall be paid monthly as set forth in the table above. In addition, during the initial twelve (12) months of the Term, Kalkbrenner shall be eligible for a bonus as determined in the discretion of the Board of Directors. Kalkbrenner shall receive the same meeting fees as other Directors for serving as a member of the Board of Directors and on Board Committees.

Expenses:

Company agrees per Section 2 to reimburse authorized expenses. It is agreed that Company shall reimburse Kalkbrenner monthly overhead charges actually incurred not to exceed without prior consent $5,000 per month, including any rent on office space that is not provided on site by the Company without charge. Company agrees to pay any annual membership fees at Cordevalle Golf Club which become due during the first year of the Term. In addition, Company agrees to provide to Kalkbrenner during the Term, to the maximum extent possible, disability insurance coverage up to the amount the Company provided to Kalkbrenner during the last year of his employment, and to pay one-half of any premiums for such coverage.

Stock Options:

While Kalkbrenner continues to serve on the Executive Committee, Kalkbrenner shall be granted annually an option for the number of shares granted annually to Executive Committee Members. All outstanding Company stock options held by Kalkbrenner shall accelerate upon a change in control as defined in the Greater Bay Bancorp 1996 Stock Option Plan, as amended. Upon termination of Kalkbrenner’s service as a Director for any other reason, all outstanding Company stock options held by Kalkbrenner shall be treated on the same basis as applies to Directors generally, including vesting and exercise terms.

During the Term of this Agreement and Kalkbrenner’s tenure on the Board, his existing stock options will continue to vest in accordance with their terms. Any incentive stock options that have not been exercised before the 90th day following the Commencement Date will be treated as non-qualified options and be subject to the same terms and conditions as non-qualified options held by other Board members.

Golf Club Membership:

Upon the Commencement Date, Kalkbrenner shall be entitled to retain, at no cost to him, the membership purchased by the Company in his name at the Cordevalle Golf Club. Kalkbrenner shall have no obligation to pay the Company any purchase price for such membership, pursuant to the letter agreement between Kalkbrenner and the Company dated March 30, 1999, or otherwise.

Change in Control:

In the event a “change in control” as defined below occurs during the Term (not including any renewal thereof), Kalkbrenner shall be entitled to receive, in addition to any other payments provided under this agreement, change in control compensation in an amount equal to three times the cumulative monthly consulting compensation payable over the initial 24 month term of this Agreement as set forth in the table above under “Duties” (i.e., three times $468,000). In the case of a Business Combination that is a change in control under item (c) below, Kalkbrenner shall be entitled to the change in control compensation following the effective date of the Business Combination if the Company has entered into the definitive agreement for the Business Combination during the Term (not including any renewal thereof), even if the change in control does not occur until after the Term has ended.

If all or any portion of the amounts payable to Kalkbrenner under this Agreement, either alone or together with other payments which Kalkbrenner has the right to receive from the Company, constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), the Company (and its successor) shall increase the amounts payable under this Agreement to the extent necessary to afford Kalkbrenner substantially the same economic benefit under this Agreement as Kalkbrenner would have received had no such excise tax been imposed on the payments due Kalkbrenner under this Agreement. The determination of the amount of any such excise taxes shall be made initially by the independent accounting firm employed by the Company immediately prior to the occurrence of the event constituting a change in control.

If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable to Kalkbrenner is greater than the amount initially so determined, then the Company (or its successor) shall pay to Kalkbrenner an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment, plus an amount necessary to reimburse Kalkbrenner substantially for any income, excise or other taxes payable by Kalkbrenner with respect to such amounts.

Any such change in control compensation shall be payable, at Kalkbrenner’s election, in a lump sum or in substantially equal bi-weekly installments for a period of 12 months. Such payments, if any, shall be in lieu of all damages, payments and liabilities on account of the events described above for which such payments, if any, may be due Kalkbrenner. This change in control compensation obligation shall be binding upon and inure to the benefit of the parties and any successors or assigns of the Company and Kalkbrenner.

Notwithstanding the foregoing, Kalkbrenner shall not be entitled to receive, and the Company shall not pay, any amount under this Agreement that is prohibited by Section 359.1 of the Federal Deposit Insurance Corporation Rules and Regulations.

The term “change in control” shall mean the first to occur of any of the following events with respect to the Company:

(a) Any “person” (as such term is used in sections 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of 25% or more of the Company’s’ capital stock entitled to vote in the election of directors, other than a group of two or more persons not (i) acting in concern for the purpose of acquiring, holding or disposing of such stock or (ii) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over the Company which requires the reporting of any change in control;

(b) During any period of not more than two consecutive years, not including any period prior to the date of this Agreement, individuals who, at the beginning of such period, constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the company to effect a transaction described in paragraph (a), (c), (d) or (e) of this provision) whose appointment to the Board of Directors or nomination for election to the Board of Directors was approved by a vote of at least 75% of the directors then still in office (the “Incumbent Board”), either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) The effective date of any consolidation or merger of the Company or other similar business combination (collectively, a “Business Combination”) (after all requisite shareholder,

applicable regulatory and other approvals and consents have been obtained), unless following such Business Combination the holders of the voting capital stock of the Company immediately prior to the Business Combination hold more than 50% of the voting capital stock of the surviving entity immediately after the Business Combination and at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination;

(d) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(e) The shareholders of the Company approve the sale or transfer of substantially all of the Company’s assets to parties that are not within a “controlled group of corporations” (as that term is defined in section 1563 of the Code) in which the Company is a member.

SCHEDULE B

WRITTEN NOTIFICATION

Kalkbrenner shall not be required to assign any Innovation that qualifies fully under Section 2870 of the California Labor Code. That section provides as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

B-1